UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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☐          Preliminary Proxy Statement

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☒          Definitive Proxy Statement

☐          Definitive Additional Materials

☐          Soliciting Material Pursuant to Section240.14a-12

NATIONAL BANKSHARES, INC.

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March 30, 2017

Dear Fellow Stockholder:

We invite you to join us for the Annual Meeting of Stockholders of National Bankshares, Inc. on Tuesday, May 9, 2017, at 3:00 p.m. The Annual Meeting will be held at the Custom Catering Center at 902 Patrick Henry Drive, at the intersection of North Main Street, in Blacksburg, Virginia. A map and directions to Custom Catering are on the reverse side of this letter.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. We will be electing your directors, and we will report on the operations of Bankshares.

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. On behalf of the Board of Directors, I urge you to please sign, date and return the Proxy in the enclosed postage-paid envelope. Please return the Proxy as soon as possible, even if you now plan to attend the Annual Meeting. This will not prevent you from voting in person, but it will insure that your vote is counted if you are unable to attend the meeting.

Thank you for your interest and investment in National Bankshares, Inc.

Sincerely,

James G. Rakes
Chairman
President and
Chief Executive Officer

DIRECTIONS TO CUSTOM CATERING CENTER

FROM THE NORTH:

Exit left from US Route 460 at first Blacksburg exit to Business Route 460 (North Main Street). Proceed south on North Main Street to traffic light just past Food Lion Plaza. Turn right at traffic light onto Patrick Henry Drive, and turn at first right into Custom Catering Center.

FROM THE SOUTH:

Exit right from US Route 460 Bypass at first Prices Fork Road exit (Downtown). Follow Prices Fork Road to its end at the intersection with North Main Street. Proceed ¾ around the traffic circle and turn right onto North Main Street. Proceed north to second traffic light, at the intersection of Patrick Henry Drive. Turn left at Patrick Henry Drive, and turn at first right into Custom Catering Center.

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 9, 2017

To the Stockholders of National Bankshares, Inc.:

Notice is hereby given that the 2017 Annual Meeting of Stockholders of National Bankshares, Inc. will be held as follows:

Place:	Custom Catering Center
902 Patrick Henry Drive (at the intersection of North Main Street)
Blacksburg, Virginia 24060

Date:	Tuesday, May 9, 2017

Time:	3:00 p.m., Eastern Standard Time

The meeting is for the purpose of considering and acting upon the following items of business:

1.	Election of Two Class I Directors: To elect two Class 1 Directors to serve a term of one year each until the 2018 Annual Meeting.

2.	Election of Two Class 2 Directors: To elect two Class 2 Directors to serve a term of two years each until the 2019 Annual Meeting.

3.	Election of Four Class 3 Directors: To elect four Class 3 Directors to serve a term of three years each until the 2020 Annual Meeting.

4.	Advisory (Non-Binding) Vote to Approve Executive Compensation: To vote on a resolution to approve the compensation of the named executive officers disclosed in this proxy statement.

5.

Advisory (Non-Binding) Vote on the Frequency of Stockholder Vote to Approve Executive Compensation: To determine whether the stockholder vote to approve the compensation of the named executive officers should occur every one, two, or three years.

6.

Ratification of Appointment of Registered Independent Public Accounting Firm: To vote on a proposal to ratify the Board of Directors’ appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

7.

Other Business: To consider and act on any other matters that may properly come before the Annual Meeting or any adjournment. The Board of Directors is not aware of any other business to come before the Annual Meeting.

Only stockholders of record at the close of business on March 15, 2017 are entitled to receive notice of and to vote at the meeting, or at any adjournments of the meeting.

Your attention is directed to the proxy statement accompanying this notice for a more complete statement of the matters proposed to be acted upon at the meeting.

To assure that your shares are represented at the meeting, please complete, date, sign and mail promptly the enclosed proxy, for which a return envelope is provided. The proxy will not be used if you attend and vote in person at the meeting. You may revoke your proxy prior to actual voting of the proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Lara E. Ramsey
Corporate Secretary

Blacksburg, Virginia

March 30, 2017

PROXY STATEMENT

OF

NATIONAL BANKSHARES, INC.

101 HUBBARD STREET

BLACKSBURG, VA 24060

P.O. BOX 90002

BLACKSBURG, VA 24062-9002

540-951-6300

www.nationalbankshares.com

www.nationalbanksharesproxy.com

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ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, MAY 9, 2017

This proxy statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the “Board”) of National Bankshares, Inc. (“NBI,” “Bankshares” or the “Company”) to be used at the 2017 Annual Meeting of Stockholders to be held at the Custom Catering Center at 902 Patrick Henry Drive, at the intersection of North Main Street, Blacksburg, Virginia, at 3:00 p.m., on Tuesday, May 9, 2017, and at any adjournments of the meeting. The approximate mailing date of the proxy statement, the notice of annual meeting and the accompanying proxy is March 30, 2017.

REVOCATION OF PROXIES

Stockholders who sign and send in their proxies retain the right to revoke them at any time prior to the actual voting of the proxies at the Annual Meeting. Proxies may be revoked by written notice received prior to the meeting, by attending the meeting and voting in person or by submitting a signed proxy with a later date. A written notice revoking a previously executed proxy should be sent to National Bankshares, Inc., P.O. Box 90002, Blacksburg, Virginia 24062-9002, Attention: James G. Rakes. Unless revoked, the shares represented by properly executed proxies will be voted at the meeting according to the instructions contained in the proxy.

Where no instructions are given, proxies will be voted for the nominees for directors set forth in Proposals 1, 2 and 3; for the non-binding resolution to approve the compensation of the named executive officers described in Proposal 4; for 1 year on the non-binding resolution on the frequency of a stockholder vote to approve executive compensation described in Proposal 5; and for the ratification of the appointment of Yount, Hyde & Barbour, P.C. as the independent registered public accounting firm for the year ending December 31, 2017 described in Proposal 6.

An Annual Report to Stockholders, including the financial statements for the Company’s fiscal year ended December 31, 2016, is being mailed to you at the same time as this Proxy Statement, but should not be considered proxy solicitation material.

VOTING SECURITIES AND STOCK OWNERSHIP

As of March 15, 2017, Bankshares had 6,957,974 shares of common stock ($1.25 par value) issued and outstanding. Each of the shares is entitled to one vote at the Annual Meeting. Only those stockholders of record at the close of business on March 15, 2017 will be entitled to vote at the meeting or at any adjournments.

A majority of votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it will be considered to be present for purposes of establishing a quorum. Abstentions and shares held of record by a broker or its nominee or in “street name” (“broker shares”) which are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present. If a quorum is established, directors will be elected by a plurality of votes cast by shares entitled to vote at the Annual Meeting. On all other matters, the vote of a majority of shares present in person or by proxy and entitled to vote is required. Broker shares may not be voted in an uncontested Board election such as this one unless the beneficial owner has provided voting instructions. Votes that are withheld and broker shares that are not voted on any matter will not be included in determining the number of votes cast.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Shown below is information with respect to persons or groups that beneficially own more than 5% of National Bankshares, Inc. common stock. This share information is derived from Schedule 13G filed by such persons or groups.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned as of December 31, 2016		Percentage Of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	456,530	(1)	6.60%
National Rural Electric Cooperative Association RE Advisers Corporation 4301 Wilson Boulevard Arlington, VA 22203	597,102	(2)	8.58%
Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	461,293	(3)	6.63%

(1)	Sole dispositive power for 456,530 shares and sole voting power for 443,724 have been reported.
(2)	Sole dispositive and sole voting power for 597,102 shares have been reported.
(3)	Sole dispositive and sole voting power for 461,293 shares have been reported.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table presents the beneficial ownership of National Bankshares, Inc. common stock as of March 15, 2017, by each director, nominee and executive officer named in the Summary Compensation Table and all directors and executive officers as a group. Except as otherwise noted, the named individual has sole voting and investment power with respect to the stock.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned as of March 15, 2017		Percentage Of Class
Lawrence J. Ball	3,500		*
F. Brad Denardo	29,349	(2)	*
John E. Dooley	2,885		*
Michael E. Dye	2,600	(5)	*
Norman V. Fitzwater, III	3,000		*
Charles E. Green, III	40,138	(1)(5)	*
Bryson J. Hunter	609	(3)	*
Mildred R. Johnson	625		*
Jack M. Lewis	6,056		*
Mary G. Miller	3,000		*
William A. Peery	12,998	(1)	*
James G. Rakes	87,692	(1)(4)	1.26%
Lara E. Ramsey	4,036	(6)	*
Glenn P. Reynolds	8,077	(1)	*
James C. Thompson	8,057		*
James M. Shuler	28,201	(1)(5)	*
David K. Skeens	7,727	(7)	*
J. Lewis Webb, Jr.	7,218		*
All Nominees, Current Directors and Executive Officers as a Group (18 persons)	255,768		3.68%

*	Represents less than 1% of the Company’s outstanding common stock.
(1)

Includes shares held by affiliated companies, spouses and dependent children, or as custodians or trustees, as follows: Mr. Green, 11,880 shares; Mr. Peery, 7,332 shares; Mr. Rakes, 888 shares; Mr. Reynolds, 2,433 shares; Dr. Shuler, 400 shares.

(2)	Includes 15,022 shares owned through National Bankshares, Inc. Employee Stock Ownership Plan.
(3)	Includes 478 shares owned through the National Bankshares, Inc. Employee Stock Ownership Plan.
(4)	Includes 35,352 shares owned jointly with spouse, and 44,452 shares owned through National Bankshares, Inc. Employee Stock Ownership Plan.
(5)	Includes shares owned jointly with spouse: Mr. Dye, 1,600 shares; Mr. Green, 7,158 shares; Dr. Shuler, 426 shares.
(6)	Includes 4,036 shares owned through National Bankshares, Inc. Employee Stock Ownership Plan.
(7)	Includes 7,665 shares owned through National Bankshares, Inc. Employee Stock Ownership Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) requires our directors and officers to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and to furnish us with copies of all forms filed.

To our knowledge and based on the written representations of our directors and executive officers, during the past fiscal year (and in prior years, as noted below) our officers and directors complied with all applicable Section 16(a) filing requirements, except as noted below.

On June 3, 2016, Mr. Reynolds filed a Form 4 to accurately reflect his beneficial ownership. This filing disclosed ownership of an additional 17 shares that Mr. Reynolds and his spouse had purchased in a prior fiscal year.

Stock Ownership Guidelines

While many of the Company’s directors and executive officers hold Bankshares stock, the Company does not have specific policy regarding stock ownership and retention for its directors and executive officers at this time. The Compensation Committee, however, will continue to periodically review best practices and re-evaluate whether stock ownership guidelines are consistent with the compensation philosophy of Bankshares and with the stockholders’ interests.

Anti-Hedging and Pledging Policy

In 2016, the Company adopted an Anti-Hedging and Pledging Policy. Under the policy, Company directors and named executive officers are prohibited from engaging in short sales of Bankshares stock and from engaging in transactions in publicly-traded options, such as puts, calls and other derivative securities based on Bankshares stock including any hedging, monetization or similar transactions designed to decrease the risks associated with holding Bankshares stock such as zero-cost collars and forward sales contracts. In addition, Company directors and named executive officers are prohibited from pledging Bankshares stock as collateral for any loan or holding Bankshares stock in a margin account.

ELECTION OF DIRECTORS

Our Company’s articles of incorporation provide that the directors will be divided into three classes (1, 2 and 3) with each class as nearly equal in number as possible and the term of office of each class ending in successive years. The articles of incorporation also provide that the number of directors shall be set by the by-laws but shall not be less than nine or more than twenty-six. On March 8, 2017, the Board of Directors amended the by-laws to set the number of directors at fourteen in order to facilitate the restructuring of the boards of directors of the Company and of The National Bank of Blacksburg (“NBB”) so that the boards will have identical or substantially identical members. Therefore, for the purpose of the election of directors at the Annual Meeting, the number of directors to be voted on is eight. The current NBB directors will stand for election with the current directors of the Company whose terms expire this year at the Annual Meeting and have been apportioned among the classes of directors of the Company as set forth below. The current term of office of the Class 3 directors expires at this 2017 Annual Meeting. The terms of Class 1 and Class 2 directors will expire in 2018 and 2019, respectively.

The Company conducts most of its operations through NBB, the Company’s wholly-owned community bank subsidiary and this restructuring, among other things, is intended to make the conduct of board business more efficient and enhance the effectiveness and comprehensiveness of board oversight.

It is the intention of the persons named as proxies, unless instructed otherwise, to vote for the election of the two nominees for Class 1 director, the two nominees for Class 2 director and the four nominees for Class 3 director. Each nominee has agreed to serve if elected. If any of the nominees is unexpectedly unable to serve, the shares represented by all valid proxies will be voted for the remaining nominees and any other person or persons who may be designated by the Board. At this time, the Board knows of no reason why any nominee might be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” ALL

OF THE NOMINEES SET FORTH BELOW.

PROPOSAL 1

ELECTION OF TWO CLASS 1 DIRECTORS

Class 1 Nominees for Directors (Nominated to serve until the 2018 Annual Meeting):

Michael E. Dye (Age 62): Mr. Dye became a member of the NBB Board in 2006 with the merger of NBB and the Bank of Tazewell County. Prior to the merger, he had served on the Bank of Tazewell County Board of Directors since 2005. Mr. Dye is a Pharmacist and owner of New Graham Pharmacy (since 1979), Cornerstone Gifts, The Last Fountain and New Graham Knives, all located in Bluefield, Virginia. He possesses an extensive knowledge of the business activity and community life in the Company’s important Bluefield market area. Mr. Dye is past president of the Bluefield Virginia Downtown Development Corporation and is a member of the Bluefield, Virginia Business and Professional Association and the Bluefield Chamber of Commerce.

Dr. J. Lewis Webb, Jr. (Age 68): Dr. Webb was elected to the NBB Board of Directors in 1994 after serving on NBB’s Giles County Advisory Board since 1988. He is a retired dentist after 35 years of practice in Narrows, Virginia. Dr. Webb is a past member of the Giles County School Board where he served as Chairman for two years and helped manage a $26 million annual budget. He is also a past member of the New River Community College (“NRCC”) Board and a current member of the NRCC Educational Foundation Board. Dr. Webb has been a Managing Partner for Buchanan Coal Group since 1980, and is currently Lead Manager for the group. Dr. Webb has considerable professional, personal and civic experience and longstanding ties in the Company’s Giles County market.

PROPOSAL 2

ELECTION OF TWO CLASS 2 DIRECTORS

Class 2 Nominees for Directors (Nominated to serve until the 2019 Annual Meeting):

F. Brad Denardo (Age 64): Mr. Denardo joined National Bank as a Vice President in 1983 and was promoted to Executive Vice President of Loans in 1989. In 2002, he was named Executive Vice President and Chief Operating Officer of National Bank and was also elected to the National Bank Board of Directors. Mr. Denardo was named President and Chief Executive Officer of NBB in 2014. He also serves as Executive Vice President of the Company (since 2008) and is Treasurer and a Director of National Bankshares Financial Services, Inc. (since 2001). In addition to Mr. Denardo’s considerable banking experience, his community and professional involvement bring a valuable perspective to the Company’s board. Mr. Denardo is a Board Member of the Virginia Tech Corporate Research Center, the Community Foundation of the New River Valley, the Blacksburg Partnership, Bankers Insurance, LLC, and Virginia Bankers Association Management Services, Inc. He is a Vice Chair and Board Member of the Alliance for Better Childcare Strategies and is Assistant Treasurer of Blacksburg United Methodist Church.

Norman V. Fitzwater, III (Age 66): Mr. Fitzwater is President of A Cleaner World dry cleaning in Blacksburg, Virginia. Prior to opening the Blacksburg dry cleaning business in 1992, he was involved in the management and operation of several furniture manufacturing companies in Virginia and North Carolina. Mr. Fitzwater joined NBB’s Board in 2013 and contributes extensive small business and manufacturing experience to the group. He is President of the Blacksburg Hokie Club and is a member of the Blacksburg Partnership, the Montgomery County Chamber of Commerce and the Blacksburg United Methodist Church.

PROPOSAL 3

ELECTION OF FOUR CLASS 3 DIRECTORS

Class 3 Nominees for Directors (Nominated to serve until the 2020 Annual Meeting):

Charles E. Green, III (Age 66): Mr. Green has served on the National Bankshares, Inc. Board of Directors since 2011. Previously, Mr. Green served as a member of the Board of Directors of NBB. He has nearly 30 years of experience as a community bank director having been elected to the NBB Board in 2006 and to the board of a predecessor bank in 1986. Mr. Green has experience in small business management, as well as insurance and investment matters, all of which benefit the Company. He resides in, and was formerly the mayor of, Tazewell, Virginia and possesses in-depth knowledge of that portion of the Company’s market area and community.

Mildred R. Johnson (Age: 62): Mrs. Johnson is the Associate Vice Provost for Enrollment Management and Director of Undergraduate Admissions at Virginia Tech and has been at the university for 21 years. She is a recognized leader in higher education with a career which spans over 40 years, primarily in college admissions. Mrs. Johnson has served in leadership positions and on academic boards in both Virginia and nationally. She joined the NBB Board in 2012 and brings valuable experience in higher education and management to the Company.  She also serves on the Lewis Gale Hospital Montgomery Board of Trustees.

William A. Peery (Age 65): As President of Cargo Oil Co., Inc. in Tazewell, Virginia, Mr. Peery has business management experience, including experience in financial management. Cargo Oil Co., Inc. operates convenience stores and sells petroleum products. The firm is headquartered in Tazewell, Virginia where Mr. Peery resides. Mr. Peery brings small business management experience to the Board. The Company considers small businesses to be a key component of its customer market. He was elected to the Company’s Board of Directors in 2005.

James C. Thompson (Age 60): Mr. Thompson joined the NBB Board of Directors in 2006 with the merger of NBB and the Bank of Tazewell County. Prior to the merger he had served on the Bank of Tazewell County Board of Directors since 2005. He has served as the Chairman of the Board of Directors of Thompson & Litton, Inc. since 2005 and has been employed by the firm full-time since 1981. Thompson & Litton, Inc. is engaged in the business of Engineering, Architecture, and Construction in seven Mid-Atlantic States. Mr. Thompson brings extensive experience in executive management, finance and strategic planning. He serves as Chairman of the Board of Carilion Tazewell Community Hospital, the Carilion Clinic Board of Directors in Roanoke, Virginia, and the Tazewell Community Foundation Board of Directors.

All information is provided as of March 15, 2017, and employment information is provided for the past five years. No director or nominee is related by blood, marriage or adoption to any other director, nominee or executive officer. No director or nominee currently serves or has served within the past five years, as a director of any company which has a class of securities registered pursuant to Section 12 of the Exchange Act, or is subject to the requirements of Section 15(d) of the Exchange Act, or of any company registered as an investment company under the Investment Company Act of 1940. Mr. Rakes and nominee Mr. Denardo currently serve as a director of one or both of the wholly owned subsidiaries of the Company, National Bank and National Bankshares Financial Services, Inc. (“NBFS”). No other director has been employed by a subsidiary affiliate of the Company during the last five years. Each director and nominee, except for Mr. Rakes and Mr. Denardo, have been determined to be independent by the Board of Directors, using the definition for independence of directors that is used for determining compliance with the applicable listing standards for the NASDAQ Stock Market (“NASDAQ”), the national securities exchange on which the Company’s common stock is listed. (See also “Director Independence” and “Certain Transactions with Officers and Directors.”)

DIRECTORS CONTINUING IN OFFICE

Class 1 Directors (Serving until 2018 Annual Meeting)

Lawrence J. Ball (Age 62): Mr. Ball was elected to the Company’s Board of Directors in 2006. He is the President of Moog Components Group, a part of Moog, Inc., which is an international corporation. Prior to being named President, Mr. Ball was the Vice President and General Manager of Moog Components Group. Moog Components Group is headquartered in Blacksburg, Virginia, and the company designs and manufactures products in motion, electronics and fiber optics. Mr. Ball has extensive experience in management and financial reporting. Mr. Ball’s experience as a senior manager with a large corporation is considered valuable in adding to the Board of Directors’ understanding of larger business operations. Mr. Ball also serves on the Lewis Gale Hospital Montgomery Board of Trustees.

Mary G. Miller (Age 66): Dr. Miller was first elected to the Company’s Board of Directors in 2003. She is the founder and President of IDD, Inc., a full-service Internet technology firm specializing in custom software solutions, education and training and online content management. The firm is located in Blacksburg, Virginia. In addition to her experience in small business management, Dr. Miller brings in-depth knowledge of the region’s developing technology sector and technology issues to her service on the Board of Directors. She also serves on the Board of Directors of the Roanoke-Blacksburg Technology Council.

Glenn P. Reynolds (Age 64): Mr. Reynolds has been a member of the Company’s Board of Directors since 2006. He is the founder and President of Reynolds Architects Incorporated, an architecture firm located in Blacksburg, Virginia. Mr. Reynolds’ familiarity with the area’s construction and development projects and his experience with local building firms are useful to the Company’s Board. In addition, Mr. Reynolds has small business management experience and a network of contacts in the local business and academic communities. He also serves on several area boards and Virginia Tech organizations.

Class 2 Directors (Serving until 2019 Annual Meeting)

John E. Dooley (Age 62): Dr. Dooley is CEO and Secretary-Treasurer of the Virginia Tech Foundation, Inc., where he oversees the leadership and management of Virginia Tech’s private assets in support of university programs and initiatives which total assets exceed $1.5 billion. Prior to becoming CEO of the Foundation in July 2012, Dr. Dooley served as Virginia Tech’s Vice President for Outreach and International Affairs for ten years. Dr. Dooley is an active member of the Virginia Tech community through several committees and special projects. He also serves on the boards of several community and state organizations, including the Roanoke-Blacksburg Regional Airport Commission, The Virginia Chamber of Commerce and Lead Virginia. He brings extensive financial knowledge and management capabilities to the Board as well as a significant network of contacts in the regional business and academic communities. Dr. Dooley was elected by the Board of Directors in November 2012 to fill an unexpired term. He was elected to a full three year term at the 2013 Annual Meeting.

Jack M. Lewis (Age 73): Dr. Lewis is the past President of New River Community College in Dublin, Virginia. Before being elevated to the President’s role, Dr. Lewis was Dean of the Community College and served as its chief financial officer. Dr. Lewis’ experience with budgeting, financial reporting and organizational management is directly applicable to his Board service. In addition, he has been involved in local and regional economic development activities and serves as Chairman of the Lewis Gale Hospital Montgomery Board of Trustees and as past Chairman of the Blue Ridge Public Television, Inc. Board of Directors. Dr. Lewis was elected to the Company’s Board of Directors in 2004.

James G. Rakes (Age 72): Mr. Rakes is an original director of Bankshares, having served on the Board since 1986. He has been President and Chief Executive Officer of the Company since its founding. Mr. Rakes was the President and Chief Executive Officer of NBB from 1983 until 2014 and currently serves as Executive Chairman. He was the President and Treasurer of NBFS from 2001 until June 1, 2011. He has served as Chairman, President and CEO of NBFS since June 1, 2011. He is active with, and has held leadership positions in, both state and national banking trade associations. He also serves as President of the Board of Directors of the Blacksburg Museum and Cultural Foundation and on the Board of Trustees of the Lewis Gale Hospital Montgomery. These factors, together with Mr. Rakes’ experience and expertise in financial services, qualify him to serve on the Board.

PROPOSAL 4

ADVISORY (NON-BINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and rules adopted by the U.S. Securities and Exchange Commission (“SEC”) under the Dodd-Frank Act, at least once every three years, our stockholders have the opportunity to vote, on a non-binding, advisory basis, to approve the compensation of the Company’s named executive officers, as described in the disclosures and discussion regarding executive compensation in this proxy statement. Accordingly, we are providing this vote as required pursuant to Section 14A of the Securities Exchange Act. Our performance-related compensation philosophy is the basis for all of our compensation decisions. Please refer to the “Executive Compensation” section for an overview of the compensation of the Company’s named executive officers, as required by SEC rules. At the 2011 Annual Meeting, stockholders voted to hold this non-binding, advisory (“Say on Pay”) vote annually.

We are asking for stockholder approval of our named executive officers’ compensation as described in this proxy. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation policies and practices discussed in this proxy. Because the vote is advisory, it will not be binding on the Company or its Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL

OF THE COMPANY’S EXECUTIVE COMPENSATION.

PROPOSAL 5

ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF A

STOCKHOLDER VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables stockholders, at least once every six years, to vote on the frequency of a stockholder vote on the compensation of the named executive officers. This proposal gives the Company’s stockholders the opportunity to advise the Board of Directors on how frequently they would like to vote on the compensation of executive officers: every one, two or three years. Stockholders may also abstain from voting on the frequency of a stockholder “say-on-pay” vote on executive compensation.

Because the vote is advisory, it will not be binding on the Company or its Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering the frequency of a stockholder vote on executive compensation.

The Board of Directors recommends an advisory “say when on pay” vote every year because such frequency provides the highest level of accountability and communication by having the stockholder vote correspond with the most recent compensation information presented in the proxy statement for the Company’s annual meetings.

As stated above, this is an advisory vote only. Stockholders are not voting to approve or disapprove the recommendation of the Board of Directors. The alternative receiving the greatest votes – every year, every two years, or every three years – will be the frequency that stockholders approve.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR A

FREQUENCY OF “ONE YEAR” FOR FUTURE ADVISORY VOTES ON EXECUTIVE

COMPENSATION.

PROPOSAL 6

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

For the year ending December 31, 2017, the Audit Committee of the Board of Directors has appointed Yount, Hyde & Barbour, P.C., as the independent registered public accounting firm to audit the Company’s financial statements and its internal controls over financial reporting, subject to ratification by the Company’s stockholders. Yount, Hyde & Barbour has acted as the Company’s independent registered public accounting firm for many years.

The selection of Yount, Hyde & Barbour as the Company’s independent auditors is not required to be submitted to a vote of the stockholders for ratification. The Company is doing so because it believes that it is a matter of good corporate practice. If the stockholders fail to vote on an advisory basis in favor of the selection of Yount, Hyde & Barbour, the Audit Committee will reconsider whether to retain Yount, Hyde & Barbour, and may retain that firm or another firm without re-submitting the matter to the stockholders. Even if the stockholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that a change would be in the Company’s best interests.

Representatives of Yount, Hyde & Barbour are expected to be at the Annual Meeting of Stockholders. That representative will have the opportunity to make a statement at the meeting and to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR”

RATIFICATION OF THE APPOINTMENT OF YOUNT, HYDE & BARBOUR, P.C. AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE YEAR ENDING DECEMBER 31, 2017.

OTHER BUSINESS

Management knows of no other matters to be presented for consideration at the Annual Meeting or any adjournments thereof. If any other matters shall properly come before the Annual Meeting, it is intended that the proxy holders named in the enclosed form of proxy will vote the shares represented thereby in accordance with their judgment, pursuant to the discretionary authority granted therein.

CORPORATE GOVERNANCE MATTERS

The Board and Board of Directors Meetings

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of the director’s duties and to attend all regularly scheduled Board, committee, and stockholder’s meetings. The Company’s Board of Directors meets monthly. In 2016, there were 12 regular Board meetings. During 2016, each incumbent director attended 75% or more of the total number of meetings of the Board of Directors of Bankshares and of the Board committees on which he or she served. All Directors attended the Company’s 2016 Annual Meeting. The Board does not have a formal policy regarding directors’ attendance at the Annual Meeting of Stockholders.

Board Leadership Structure

The Company has chosen to combine the position of chairman of the board and principal executive officer. Mr. Rakes, who was serving as the Company’s President and Chief Executive Officer, was elected as the Chairman of the Board of Directors in April of 1999. He has been re-elected annually. Mr. Rakes has the longest tenure of any current director of the Company, having served since its incorporation in 1986. In addition Mr. Rakes is Executive Chairman of the Company’s primary subsidiary, The National Bank of Blacksburg, where nearly all of the Company’s business operations occur. Mr. Rakes has spent his long career in banking and has held leadership positions in both state and national banking trade organizations. The Board of Directors determined that Mr. Rakes’ knowledge of NBB and the banking industry and his Board experience make him the logical and natural choice to serve as Chairman of the Board of the Company. We believe the Board also benefits from the continuity that Mr. Rakes provides in chairing the Board.

The Board does not have a lead director designated as such. However, the Board of Directors believes that at times it is important for the independent directors to deliberate and act without having Company management present. To ensure that it has experienced leadership in these situations, the Board annually elects a Vice Chairman, who has the responsibility of chairing meetings when the Chairman is absent or when the Board wishes to meet without any representative of management being present. Dr. Shuler has served as Vice Chairman of the Board of Directors since April of 2007. Because Dr. Shuler will no longer be a member of the Board, the Board expects to elect a new Vice Chairman who will assume this role. We believe this structure provides the Board with independent leadership in situations where the Chairman is excused from acting as such due to his management position.

Board Committees

The Company’s Board has standing Executive, Audit, Compensation and Nominating Committees. The Risk Committee was formed in May, 2016. The purpose of these committees is outlined below.

The Executive Committee met six times in 2016. Mr. Rakes, Dr. Lewis and Dr. Shuler serve on the Committee. The Committee, which is subject to the supervision and control of the Board of Directors, has been delegated substantially all of the powers of the Board of Directors to act between meetings of the Board, except for certain matters reserved to the Board by law. Mr. Rakes serves as Chairman of the Executive Committee because of his day-to-day management responsibilities, which include identifying issues that require either the involvement of the Executive Committee or the full Board during interim periods between regularly scheduled Board meetings. Mr. Rakes is well suited to convene such meetings with proper notices in an expeditious and efficient manner.

The Audit Committee met five times in 2016. From January through May 2016 the Committee was composed of Dr. Lewis (Chair), Mr. Ball, Dr. Dooley, Mr. Green and Mr. Rakes (ex-officio). From June through December 2016 the Committee was composed of Dr. Lewis (Chair), Mr. Ball, Dr. Dooley, Mr. Rakes (ex-officio) and Mr. Reynolds. The Committee reviews significant audit, accounting and financial reporting principles, policies and practices; is directly responsible for engaging and monitoring the independent auditors of the Company; and provides oversight of the financial reporting and internal auditing functions. A more detailed description of the functions of this Committee is contained under the heading “Audit Committee Report.”  All of the members of this Committee, except Mr. Rakes, are considered independent within the meaning of SEC regulations and the listing standards of NASDAQ. Jack Lewis, Chairman of the Committee, is qualified as an audit committee financial expert within the meaning of SEC regulations and the Board has determined that he has the accounting and related financial management expertise within the meaning of the listing standards of NASDAQ.

The Compensation Committee met six times in 2016. From January through May 2016, the Compensation Committee consisted of the independent directors of the Company’s Board, including Dr. Shuler (Chair), Mr. Ball, Dr. Dooley, Mr. Green, Dr. Lewis, Dr. Miller, Mr. Peery and Mr. Reynolds. From June through December 2016, the Committee consisted of Dr. Shuler (Chair), Mr. Ball, Mr. Green (Vice Chair) and Dr. Lewis. This Committee is responsible for establishing and approving the compensation of executive officers of the Company.  Reference is made to the “Compensation Discussion and Analysis” section of this proxy statement for further information on the duties and responsibilities of this Committee.  No member of the Compensation Committee is a current officer or employee of the Company.  All members of this Committee are considered independent within the meaning of SEC regulations and the standards of NASDAQ.

The Nominating Committee held its meeting on January 25, 2017. The Committee consists of Dr. Miller (Chair), Dr. Dooley, Mr. Peery, and Dr. Shuler. The Committee is responsible for developing and reviewing background information on candidates for the Board and makes recommendations to the Board regarding such candidates. All the members of this Committee are considered independent within the meaning of SEC regulations and the listing standards of NASDAQ.

The Risk Committee met two times in 2016. The Committee, formed in 2016, consists of Dr. Miller (Chair), Mr. Green, Mr. Rakes and Mr. Reynolds. The Committee is responsible for overseeing the Company’s overall risk framework and risk appetite, and to oversee and approve the Company’s practices for risk identification, measurement, monitoring and control.

The charters of the Audit, Compensation, Risk and Nominating Board Committees are available on the Company’s website, www.nationalbankshares.com. For access to the charters, select the “Corporate Governance” tab.

Board Compensation

In 2016, the members of the NBI Board of Directors received $1,100 for each regular or special Board meeting they attended. They were paid $600 for each committee meeting unless the committee meeting was held concurrently with the regular board meeting. Directors were also paid an annual retainer fee of $16,000. The Chairmen of the Audit and Compensation Committees each received an additional $1,500 annual retainer. The Company’s Directors receive no other forms of compensation, except as described in the table below.

Directors Compensation Table(1)
	Fees Earned or Paid in Cash ($)	Other ($)		Total ($)
Lawrence J. Ball	30,100	---		31,100
John E. Dooley	27,700	---		27,700
Charles E. Green, III	31,700	---		31,700
Jack M. Lewis	37,300	---		37,300
Mary G. Miller	30,400	---		30,400
William A. Peery	29,200	---		29,200
Glenn P. Reynolds	32,200	---		32,200
James M. Shuler	34,900	35,611	(2)	70,511

(1)	Directors fees paid to Mr. Rakes are disclosed in the Summary Compensation Table in “Executive Compensation.”
(2)

Represents $24,700 in fees paid to Dr. Shuler for his service on the Board of Directors of NBB in 2016, and $10,911 in payments from the Bank Directors Deferred Compensation Plan. Please see “Nonqualified Retirement Plans” below.

Director Independence and Certain Transactions with Officers and Directors

As has been mentioned, each director of the Company, except for Mr. Rakes, is independent, as defined by the listing standards for NASDAQ, the national securities exchange on which the Company’s common stock is listed and none of them is a present or past employee or officer of the Company or its subsidiaries.

In determining that each director meets the NASDAQ listing standards for independence, the Board of Directors recognized that NBB extends credit in the ordinary course of business to the Company’s directors and executive officers. Extensions of credit are also made to business organizations and persons with whom Company directors and executive officers are associated or related. These extensions of credit are made at interest rates and with the same requirements as to collateral as is prevailing for comparable transactions with the general public at the time credit is extended. In the opinion of bank management, none of the outstanding transactions with directors and executive officers involve a greater than normal risk of collectibility or present other unfavorable features. In making the determination that all of the directors are independent, except for Mr. Rakes, the Board of Directors considered that Mr. Green rents a small office space at an NBB branch location. He has a year-to-year lease with the Bank and pays market rate rent of $4,200 each year, including in 2016. The Board also considered that Dr. Miller’s technology firm provided website services to the Company and NBB in 2016. Dr. Miller’s technology firm was paid $3,600 for such services. Except for the transactions listed in this paragraph and the directors’ fees, no director received direct or indirect compensation from the Company in 2016.

Board Tenure

The Company does not have a formal board tenure policy. However, in order to promote director succession planning, the Company’s by-laws state that directors reaching the age of 73 shall be ineligible for re-nomination to the Board at the expiration of the term of office during which the director becomes 73 years of age. Dr. Shuler is no longer a nominee for Class 3 Director in accordance with the by-laws requirement.

Risk Oversight Practices

In a financial institution, the role of the board is critical to the organization. To fulfill its responsibility to oversee the Company’s risk management processes, the full Board of Directors receives extensive and regular reports from management outlining the status of credit risk, interest rate risk, liquidity risk and major areas of operational risk. The Company’s Treasurer and Chief Financial officer, who serves as the subsidiary bank’s Senior Vice President/Operations & Risk Management, attends most meetings of the Board of Directors, is readily available to report to the directors and to answer the directors’ questions and is responsible for raising any material risk management concerns with the Board. In addition to the regular reports received by the entire Board of Directors, the Audit Committee receives reports that are delivered in person from the Corporate Auditor and from the Vice President, Corporate Compliance Officer. They report directly to the Board, supply the Audit Committee with information about internal audits completed at both the parent company and subsidiary levels and about the status of the Company’s regulatory compliance activities.

Code of Ethics

We expect all of our directors, executive officers and employees to adhere to the highest standards of ethics and business conduct with each other, customers, stockholders and communities we serve, and to comply with all applicable laws, rules and regulations that govern our business. The Board of Directors has adopted a Directors’ Code of Ethics and an Employees’ Code of Ethics. A portion of the Code of Ethics contains special provisions for the principal executive officer and senior financial officers of the Company or person performing similar functions for the Company. The Code of Ethics for senior financial officers meets the requirements of a “code of ethics” as defined by Item 406 of the SEC’s Regulation S-K. The Code of Ethics is available on the Company’s website, www.nationalbankshares.com.  Select the “Corporate Governance” tab. The respective Codes of Ethics are reviewed on an annual basis by the Board and the executive officers.

Stockholder Communication

Stockholders may communicate with all or any member of the Board of Directors by addressing correspondence to the “Board of Directors” or to the individual director and addressing such correspondence to National Bankshares, Inc., P. O. Box 90002, Blacksburg, Virginia 24062-9002, Attention: Board of Directors (in the case of correspondence addressed to the “Board of Directors”), or to the individual director. All stockholder communications are forwarded to the Board or to the specified directors.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed this Compensation Discussion and Analysis with management. The Committee reviewed and fully discussed the Compensation Discussion and Analysis, and the report was recommended to the Board of Directors to be included in this proxy statement. The Compensation Committee is made up of independent, non-employee directors. From January through May 2016, the Committee consisted of the independent directors of the Company’s Board, including Dr. Shuler (Chair), Mr. Ball, Dr. Dooley, Mr. Green, Dr. Lewis, Dr. Miller, Mr. Peery and Mr. Reynolds. From June through December 2016, the Committee consisted of Dr. Shuler (Chair), Mr. Ball, Mr. Green (Vice Chair) and Dr. Lewis.

COMPENSATION DISCUSSION AND ANALYSIS

What are the objectives of the Company’s compensation program for its named executive officers?

National Bankshares, Inc. has four goals for its compensation program for named executive officers. In 2016, these officers were Chairman, President & CEO James G. Rakes, Treasurer and CFO David K. Skeens, Executive Vice President F. Brad Denardo, Secretary and Counsel Bryson J. Hunter, and Senior Vice President-Administration and Secretary Lara E. Ramsey.

•	To offer salaries and bonuses to fairly reward executive officers for their individual contributions in meeting short-term and long-term corporate strategic and financial goals.
•	To offer retirement and post-retirement benefits which incent executive officers to remain in leadership roles and which recognize and reward long tenure with the Company.
•

To offer total compensation that allows the Company to retain and recruit executive talent and which is competitive with peer financial institutions, but which fits within the Company’s conservative approach to managing overhead expense.

•	To offer a compensation program that does not increase, or have the potential to increase, material risk to the Company.

The Compensation Committee considers the results of the stockholder advisory “say-on-pay” vote in its deliberations regarding compensation of the named executive officers.  At the Company’s 2016 Annual Meeting, the stockholders voted to approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis set forth in the Company’s 2015 Annual Meeting proxy statement. The vote was 3,854,550 shares “For” (84.09% of the shares voted) and 729,089 shares “Against” (15.91% of the shares voted).

What is the program designed to reward?

The compensation program for the Chairman, President & CEO is designed to reward the profitable operation of the Company compared to its peers, particularly as measured by return on assets and return on equity. In addition, the program rewards the Chairman, President & CEO when the Company’s short- and long-term strategic goals are met. Inherent in meeting strategic goals is the ability to recognize and manage risks to the Company. Named executive officers other than the Chairman, President & CEO are rewarded for the Company’s success in meeting its performance goals and particularly for success in those areas for which they have individual management responsibility. One measure of the officers’ success is their ability to recognize and manage risk in their areas of responsibility.

In the second half of 2016, the Committee retained the services of Pearl Meyer & Partners, LLC, an independent executive compensation consulting firm, to provide consulting services in connection with developing the Company’s compensation philosophy and providing a competitive compensation review and incentive plan with respect to executive management, a larger group than the named executive officers.

The compensation review encompassed (i) an assessment of the Company’s executive compensation as compared to market (similar executives in the peer group); (ii) a high level assessment of the Company’s performance relative to peers; and (iii) establishing a basis for discussing potential pay or other compensation changes in future periods. More information is contained in “Annual Incentive Plan for 2017” discussed below.

During 2016, the Company’s peer group of comparable financial institutions consisted of the following companies with assets ranging from approximately $861 million to $2.5 billion:

Access National Corporation	Mid Penn Bancorp, Inc.
ACNB Corporation	Middleburg Financial Corporation
American National Bankshares, Inc.	Orrstown Financial Services, Inc.
AmeriServ Financial, Inc.	Paragon Commercial Corporation
C&F Financial Corporation	Penns Woods Bancorp, Inc.
Codorus Valley Bancorp, Inc.	Peoples Bancorp of North Carolina, Inc.
Community Bankers Trust Corporation	Peoples Financial Services Corp.
Eastern Virginia Bankshares, Inc.	Porter Bancorp, Inc.
First Community Bancshares, Inc.	Premier Financial Bancorp, Inc.
Franklin Financial Network, Inc.	SmartFinancial, Inc.
HopFed Bancorp, Inc.

What is each element of compensation?

The elements of compensation are:

•	Salary (all named executive officers)
•	Cash bonus (Chairman, President & CEO)
•	Capital Accumulation Plan (Chairman, President & CEO)
•	Qualified retirement plans, including defined benefit, 401(k) and employee stock ownership plan (all named executive officers)
•	Nonqualified officers salary continuation plan (all named executive officers)
•	Board of Directors fees (Chairman, President & CEO and Executive Vice President)
•	Perquisites and other personal benefits (Chairman, President & CEO and Executive Vice President)

Why does the Company choose to pay each element of compensation?

During 2016, the Company uses salary as the cornerstone of its compensation program because it believes that the focus of executive officers, particularly of those below the level of the Chairman, President & CEO, should be on the Company’s long-term growth and performance. Annual increases are awarded based upon individual performance in meeting stated goals for that review period. Because salary rather than some form of annual incentive has been the major component of their compensation through 2016, executive officers have sufficient personal economic security to make and support management decisions that may trade immediate gain for greater long-term corporate success. In addition, limiting compensation primarily to salary inhibits the incentive to take unreasonable short-term risks at the expense of reaching long-term goals.

Since the Chairman, President & CEO is the individual who has the ultimate responsibility for the success of its operations, it has long been the Company’s policy to pay him an annual incentive bonus that is based upon overall performance for the year in question. The ratio of incentive bonus to salary remains at a level which the Company believes does not increase its potential risk.

Each named executive officer, along with all other eligible Company employees, participates in three qualified retirement plans. NBI sponsors a defined benefit pension plan, the National Bankshares, Inc. Retirement Income Plan. The National Bankshares, Inc. Retirement Accumulation Plan is a 401(k) plan, and the Company also offers the National Bankshares, Inc. Employee Stock Ownership Plan. The Company believes that it is important to assist its long-term employees, including its executive officers, in assuring financial security in retirement for themselves and their families. National Bankshares, Inc. also believes that its Employee Stock Ownership Plan helps to align the interests of all employees, including executive officers, with the interests of its stockholders. More information is contained in “Qualified Retirement Plans.”

The Company established a nonqualified salary continuation plan that is designed to provide certain key Company officers, including all named executive officers, with supplemental retirement income. This plan was established to enhance the Company’s ability to retain key decision-makers and to supplement the retirement benefits of those more highly compensated executives who, because of legal limitations, are unable to participate fully in the qualified retirement plans. There is further discussion in “Nonqualified Retirement Plans.”

As of November 8, 2015 there were no vested and outstanding unexercised options under the terminated 1999 Stock Option Plan.

Mr. Rakes and Mr. Denardo serve as paid directors of the Company and/or of one of its subsidiaries. These individuals receive the same compensation as outside directors. The Company believes that this is an appropriate practice because these executive officers devote additional time to their Board of Directors’ responsibilities, and all directors, both internal and external, share the same fiduciary obligations and liability risk.

The perquisites and personal benefits that are provided for the Chairman, President & CEO are defined in his employment agreement. These items were agreed to for two reasons. First, they are typical benefits for individuals holding this position in peer banks and financial holding companies. As such, they are part of a total compensation package that is competitive in the Company’s operating environment. Second, certain perquisites that offer a degree of personal benefit are also directly related to job performance. The perquisites that are available to any of the other named executive officers are limited in nature and offer benefit to both the executive and the Company. See “Executive Compensation” and “Employment Agreements and Change in Control Agreements.”

How does the Company determine the amount for each element?

Salary: The salaries of National Bankshares’ named executive officers, except for that of the Chairman, President & CEO, are within the Company’s established salary ranges for each officer position. The ranges are developed after considering an annual salary survey published by the Virginia Bankers Association as well as publicly available salary information about comparable jobs in the locations in which Bankshares and its subsidiaries do business. The annual increase in base salary for these individuals is determined by the Chairman, President & CEO. In making the determination, Mr. Rakes considers the nature and responsibility of the position; the competitiveness of the market for the executive’s services; the expertise of the individual executive; and to what degree the executive has achieved annual performance goals. Individual annual performance goals support the Company’s business strategy, but are not tied to objective performance measures. The Chairman, President & CEO reports executive officer salaries to the Compensation Committee at least annually.

The base salary of the Chairman, President & CEO of at least $225,500 was set in an employment agreement effective on January 1, 2002. The employment agreement was amended and restated in its entirety on December 17, 2008, effective December 31, 2008, and the base salary was increased to Mr. Rakes’ 2008 salary of $445,183. The agreement was again amended and restated in its entirety on February 11, 2015, effective January 1, 2015, and the base salary was increased to Mr. Rakes’ 2015 salary of $756,300. The base salary was determined after considering compensation for this position reported in the Virginia Bankers Association’s annual salary survey and from the public documents of peer institutions that disclose salaries paid to other individuals holding similar positions. The Board of Directors Compensation Committee determines annual salary increases after assessing the CEO’s contributions to the success of the Company. In measuring the Company’s success, the Committee compares NBI’s financial results to the peer group listed above. Specifically, the Compensation Committee compares Bankshares’ return on assets (ROA) and return on equity (ROE) with the average ROA and ROE of the peer bank holding companies. Based on the Company’s performance relative to its peers in 2016, The Compensation Committee maintained Mr. Rakes’ salary at the 2015 level. The Committee also considered Mr. Rakes’ long track record of success in profitably leading the Company and in managing risks to the Company encountered in a challenging economic environment. Although the Committee weighs the peer comparison heavily in determining Mr. Rakes’ salary increase, it does not utilize an objective formula. The Committee considers the Company’s progress in meeting budget goals for the year, but it does not utilize a quantitative assessment of budget goals in determining the amount of annual salary increase. Likewise, although there are no objective measures utilized, the Committee considers stock performance and the level of stockholder dividends in establishing salary. In assessing Bankshares’ stock performance, the Compensation Committee looks at its price, the price to earnings ratio and dividend yield as compared with the stock of the Company’s identified peers. The Committee validates salary increases by referring to the Virginia Bankers Association salary survey and to public documents from peer institutions.

Cash Bonus: The annual incentive bonus paid to the Chairman, President & CEO is determined with the same criteria that are used in establishing his annual salary increase. In 2016, the Committee did not award any cash bonus to the Chairman, President & CEO.

Capital Accumulation Plan: The annual contribution to the Chairman, President & CEO’s Capital Accumulation Plan (“CAP”) is determined using a formula that is included in the employee agreement that was effective on January 1, 2002 and restated as of December 31, 2008. A description of the formula, which utilizes objective performance criteria based upon the Company’s ROA and ROE as compared with the prior peer groups, and of the terms of the CAP is provided in “Grants of Plan-Based Awards.” The CAP terminated on December 31, 2011 and the final grant was made on February 8, 2012 for fiscal year 2011.

Qualified Retirement Plans: The named executive officers participate with other eligible employees in the Company’s three qualified retirement plans. Every participant’s benefits are determined under the specific provisions of each of the plans. These plans are discussed in greater detail under “Qualified Retirement Plans.”

Nonqualified Salary Continuation Plan: In early 2006, the Company’s subsidiaries entered into salary continuation plan agreements, which may be amended from time to time, with a group of selected senior officers. Assuming retirement at normal retirement age (as defined in the Plan), contributions to the Salary Continuation Plan are sufficient to provide a minimum of fifteen annual supplemental retirement income payments of 30.0% of 2005 annual compensation (adjusted by a pre-retirement inflation factor of 4%) for the Chairman, President and CEO. Using the same assumption, contributions to the Salary Continuation Plan are sufficient to provide a minimum of fifteen annual supplemental retirement income payments of 25.0% of 2008 annual compensation (adjusted by a pre-retirement inflation factor of 4%) for Mr. Denardo, 25.0% of 2013 annual compensation (adjusted by a pre-retirement inflation factor of 4%) for Mr. Skeens, and 23.1% of 2016 annual compensation (adjusted by a pre-retirement inflation factor of 4%) for Ms. Ramsey. Mr. Hunter’s salary continuation plan agreement is no longer in effect because Mr. Hunter’s employment with the Company terminated on June 2, 2016. Additional information is included under “Nonqualified Retirement Plans.”

Incentive Stock Options: Until the termination of the 1999 Stock Option Plan on March 9, 2009, the Chairman, President & CEO could recommend annual grants of incentive stock options for the other named executive officers to the Board’s Compensation Committee, which served as the Committee that administered the Plan. The Committee could make grants of stock options for Mr. Rakes and the other named executive officers. No grants of stock options have been made since 2005, because of the negative impact of these grants on the Company’s earnings. All vested and unexercised stock-options expired on November 8, 2015.

Board of Directors Fees: Mr. Rakes and Mr. Denardo receive the same compensation as outside directors for serving as directors of NBI and/or NBB. See also “Board of Director Meetings, Committees, Compensation, Attendance and Communications with Directors.”

Perquisites and Other Personal Benefits: The Board Compensation Committee negotiated with the Chairman, President & CEO to develop a comprehensive and competitive total compensation package, including perquisites. This package was included in Mr. Rakes’ January 1, 2002 employment agreement and was included in the amended and restated employment agreement effective on January 1, 2015. The Chairman, President & CEO determines perquisites available to the other named executive officers. These perquisites are limited to a Company-owned automobile for Mr. Denardo, which facilitate business travel, as well as sports tickets and club memberships which assist Mr. Denardo with marketing and business development efforts. Mr. Rakes reports annually to the Committee on these items.

How does each element and the Company’s decisions regarding that element fit into the Company’s overall compensation objectives and affect the decisions regarding other elements?

As noted, each element supports retention, the achievement of annual and longer term corporate goals and provides reasonable financial security to the employee. Every year the Committee assesses the total compensation package for each named executive officer to determine that it is appropriate. The Committee also reviews each element of the compensation package and determines that each is satisfactory in relation to the other.

In determining Mr. Rakes’ total annual compensation, the Committee maintained the same proportionate relationship of salary to annual bonus in past years, except for 2014, 2015 and 2016 in which the Committee did not award him a cash bonus or an increase in salary. The Committee reviews Mr. Rakes’ decisions regarding the compensation packages of the other executive officers. These packages remain focused heavily on salary. The executive officers participate in the qualified retirement plans available to all employees, as well as in the Officers Salary Continuation Plan.

Annual Incentive Plan for 2017

The allocation of all executive officers’ compensation among the various elements of compensation has not changed substantially in a number of years. However, with the consultation of Pearl Meyer & Partners, LLC (“PM&P”), the Compensation Committee adopted an Annual Incentive Plan (the “Plan”) for certain executive officers that is effective for the 2017 fiscal year. While disclosure of the Plan is not required for purposes of this proxy statement because it takes effect in 2017, the Compensation Committee believes that disclosure of the existence of the Plan is important to demonstrate that the Board and management recognize current trends and best practices with executive compensation and of creating value for stockholders.

The purpose of the Plan is to reward the achievement of annual business results in a manner that is consistent with the Company’s strategic plan, values and ongoing sustainability. The Plan would complement the total compensation packages of executive officers which include salary and retirement based benefits.

Awards under the Plan will be paid-out using a bonus pool that will be funded through one or more Company financial metrics. Individual payouts will be allocated based on the particular executive officer’s target incentive opportunity, corporate results and individual performance. The CEO will recommend payouts which the Compensation Committee would approve.

During 2017, the Compensation Committee will continue to implement and monitor the Plan to ensure that it is consistent with the objectives of the Company and with enhancing long-term stockholder value.

Compensation Clawback

The Compensation Committee adopted a clawback policy in 2014 applicable to our named executive officers. Under the clawback policy, the Compensation Committee may, in its reasonable discretion, require an executive officer to reimburse the Company for the amount of any payment previously received by such officer under the cash bonus plan as well as equity plan. The clawback would apply if the Company is required to restate financial statements during the three year period preceeding the date on which the Company would be required to prepare a restatement, regardless of whether such restatement was a result of an officer’s intentional misconduct or gross negligence. Once the SEC and NASDAQ adopt and implement a final rule for clawback policies as mandated by the Dodd-Frank Act, the Company will modify its existing policy as necessary.

COMPENSATION COMMITTEE PROCEDURES

The Compensation Committee adopted a formal charter on January 8, 2014 which appears on the Company’s website at www.nationalbankshares.com under the “Corporate Governance” tab. It is charged with annually evaluating the job performance of the Chairman, President & Chief Executive Officer and determining the appropriate compensation and benefits package for him. The Committee has delegated to Mr. Rakes the responsibility for evaluating the performance and setting the compensation of the other named executive officers, and he reports to the Committee at least annually about those matters.

In carrying out its responsibilities, the Compensation Committee meets at least once each year. There are no officers or employees present at the Compensation Committee’s annual meeting to evaluate the performance of the Chairman, President & CEO and to determine his compensation. The Committee considers a package of data provided by the Executive Committee. The package includes the Company’s financial performance data; information about the financial performance of peer institutions; and salary data from salary surveys and publicly available sources. The Committee also monitors the results of the annual advisory “say-on-pay” proposal and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities, although no such factor is assigned a quantitative weighting. Because a substantial majority of our stockholders approved the compensation program described in the Company’s proxy statement in 2015, the Committee did not implement changes to the Company’s executive compensation program as a result of the stockholder advisory vote. At the conclusion of the Committee’s meeting or at a separate meeting, the Chairman, President & CEO will provide the Committee with a report on the performance and compensation of the remaining named executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the directors who serve on the Compensation Committee is now, or has been in the past, an officer or employee of Bankshares or of Bankshares’ subsidiaries. This includes Chairman Shuler and Committee members: Mr. Ball, Mr. Green and Dr. Lewis. No executive officer of Bankshares, NBB or NBFS served as a director of another entity which had an executive officer serving on the Bankshares Compensation Committee. No executive officer of Bankshares, NBB or NBFS served as a member of the compensation committee of another entity which has an executive officer who served as a director or member of Bankshares’ Compensation Committee. None of the members of the Bankshares Compensation Committee, or any business organizations or persons with whom they may be associated, has had any transactions with Bankshares or its subsidiaries, except as explained in “Director Independence and Certain Transactions with Officers and Directors.”

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning total compensation earned or paid to the individuals who served as Bankshares’ named executive officers during 2016.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)
James G. Rakes	2016	756,300	---
Chairman, President & CEO – NBI	2015	756,300	---
(Principal Executive Officer)	2014	756,300	---
Executive Chairman – NBB
Chairman, President & CEO – NBFS
David K. Skeens	2016	169,089	---
Treasurer & CFO – NBI	2015	153,500	---
(Principal Financial Officer)	2014	143,417	---
Senior Vice President/Operations & Risk Management & CFO – NBB

			continued

F. Brad Denardo	2016	417,000		---
Executive Vice President – NBI	2015	380,000		---
President & CEO – NBB	2014	355,831		---
Treasurer – NBFS
Bryson J. Hunter	2016	61,862	(1)	---
Senior Vice President, Secretary & Counsel – NBI	2015	138,000		---
Counsel – NBB	2014	136,320		---
Secretary & Counsel – NBFS
Lara E. Ramsey	2016	105,000		---
Senior Vice President, Administration – NBI	2015	---		---
Corporate Secretary – NBI / NBB	2014	---		---

(1)      Through June 1, 2016.

Summary Compensation Table (continued)
Name	Year	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(1)	All Other Compensation ($)(2)	Total ($)
James G. Rakes	2016	---	224,966	114,917	1,096,183
	2015	---	190,203	114,523	1,061,026
	2014	---	564,908	110,041	1,431,249
David K. Skeens	2016	---	68,172	11,477	248,738
	2015	---	40,121	12,058	205,679
	2014	---	104,877	9,328	257,622
F. Brad Denardo	2016	---	216,121	56,799	689,920
	2015	---	167,745	58,827	606,572
	2014	---	372,341	54,641	782,813
Bryson J. Hunter	2016	---	694	3,093	65,649
	2015	---	22,971	10,840	171,811
	2014	---	29,283	8,866	174,469
Lara E. Ramsey	2016	---	29,857	7,410	142,267
	2015	---	---	---	---
	2014	---	---	---	---

(1)

“Changes in Pension Value” includes changes in the actuarial present value in the National Bankshares Retirement Income Plan and in the Officers Salary Continuation Plan. All changes in values are based on reports from independent advisors, using the assumptions described in the “Retirement Income Plan” and “Officer Salary Continuation Plan” sections of this Proxy Statement.

(2)	Additional information about “All Other Compensation” for the executive officers is provided in the following chart.

Detail of All Other Compensation
Name	Year	Directors Fees ($)(1)	Matching Contribution Under National Bankshares, Inc. Retirement Accumulation Plan ($)	Contribution Under National Bankshares, Inc. Employee Stock Ownership Plan ($)	Perquisites ($)(2)	Nonqualified Deferred Compensation Plan Payments ($)(3)	Total All Other Compensation ($)
James G. Rakes	2016	62,100	13,250	5,452	14,789	19,326	114,917
	2015	60,300	13,250	7,566	14,081	19,326	114,523
	2014	58,500	13,000	3,910	15,305	19,326	110,041
David K. Skeens	2016	---	7,998	3,479	---	---	11,477
	2015	---	7,675	4,383	---	---	12,058
	2014	---	7,171	2,157	---	---	9,328
F. Brad Denardo	2016	26,900	13,250	5,452	11,197	---	56,799
	2015	26,900	13,250	7,566	11,111	---	58,827
	2014	26,900	13,000	3,910	10,831	---	54,641
Bryson J. Hunter	2016	---	3,093	---	---	---	3,093
	2015	---	6,900	3,940	---	---	10,840
	2014	---	6,816	2,050	---	---	8,866
Lara E. Ramsey	2016	---	5,250	2,160	---	---	7,410
	2015	---	---	---	---	---	---
	2014	---	---	---	---	---	---

See “All Other Compensation” in the Summary Compensation Table above.

(1)	Director’s fees for Mr. Rakes include fees from NBI and NBB. All of Mr. Denardo’s director’s fees are from his service on the NBB Board.
(2)	In 2016, perquisites for Mr. Rakes included $8,039 for the personal use of a Company-owned automobile and $6,750 for club dues, sports tickets and tax preparation fees. Mr. Denardo’s 2016 perquisites totaled $5,863 for personal use of a Company car and $5,334 for club dues and sports tickets.
(3)	On September 1, 2009, at age 65, Mr. Rakes began receiving monthly payments of $1,610.50 from the Bank Directors Deferred Compensation Plan. Please see “Nonqualified Retirement Plans” below.

Employment Agreements and Change in Control Arrangements

Several of National Bankshares, Inc.’s executive officers have been employed by the Company and its subsidiaries for many years. These officers have provided guidance in the growth and long term development of the Company’s business. Their experience and knowledge of the operations and customs of Bankshares is a benefit to the future success of the Company. As an inducement to these executive officers’ continued employment, the Board of Directors determined that Bankshares should enter into employment and change in control agreements with Mr. Rakes and Mr. Denardo. The Board implemented the change in control provisions in part to insure that Bankshares would be more likely to retain the services of key executives during periods of uncertainty resulting from significant ownership changes, should they occur.

Employment Agreement with Mr. Rakes

The employment agreement between Bankshares and Mr. Rakes (the “agreement”) was originally effective January 1, 2002 and was amended and restated to be effective on December 31, 2008. It was amended and restated again on March 11, 2015, effective January 1, 2015. The agreement provides for the continued employment of Mr. Rakes as President and Chief Executive Officer of Bankshares and at one or more of its affiliated companies, at an annual base salary of at least $756,300. In addition, the agreement provides that Mr. Rakes may be awarded an annual bonus and certain stock-based incentives at the discretion of the Board, as well as employee fringe benefits and executive perquisites. The agreement has an initial two year term, and it will be extended for successive one-year terms unless either party gives notice at least one year prior to the end of the current term.

Mr. Rakes’ employment agreement deleted inclusion of the non-equity incentive plan, the Capital Accumulation Plan (“CAP”). The CAP terminated on December 31, 2011. The agreement provides that the account administered for the CAP with the Company’s subsidiary, The National Bank of Blacksburg, will be maintained with no fees incurred by Mr. Rakes.

The agreement has provisions which have the effect of continuing Mr. Rakes’ benefits and compensation under the agreement beyond his employment with Bankshares if Bankshares terminates his employment “without cause” or if Mr. Rakes resigns “for good reason”, as those terms are defined in the agreement. Under these circumstances, Mr. Rakes will continue to receive his base salary and certain executive benefits for 24 months after his employment terminates. “Cause” is defined in the agreement as i) deliberate neglect in the performance of job duties or deliberate failure to follow reasonable instructions or Company policies, ii) conviction of or pleading no contest to a felony, a crime of moral turpitude, fraud or embezzlement or any crime for which imprisonment is a possible punishment, iii) a material breach of the agreement, iv) material dishonesty or breach of fiduciary duty with respect to Bankshares, or v) willful conduct likely to result in material injury to the Company. The agreement defines “for good reason” as i) assignment of duties inconsistent with the position, ii) Company action that results in a material reduction in status, authority or duties, iii) relocation, without consent, more than 50 miles from initial place of employment, and iv) failure by the Company or any successor to comply with the agreement.

The current agreement removed the “for good reason” definition that would allow Mr. Rakes to voluntary terminate during the 30-day period immediately following the first anniversary of a change in control.

The agreement also contains provisions which can have the effect of prolonging, enhancing and accelerating Mr. Rakes’ benefits and compensation under certain circumstances involving a change in control of The Company. A change in control generally involves circumstances where an individual or group acquires 20% or more of the Company’s stock or a merger occurs which results in a change in the majority of the Company’s Board of Directors and the Company’s shareholders do not constitute a majority of the shareholders in the surviving company. The sale or disposition of all or substantially all of the Company’s assets is also defined as a change in control.

The term of the agreement is automatically extended for three years from the date of a change in control and Mr. Rakes is entitled to continue to receive all of his compensation and benefits during that period, except that he becomes entitled to minimum annual stock-based awards equal to one-third of his base salary. In addition, if within two years after a change in control, Mr. Rakes’ employment is terminated by the Company “without cause” or by Mr. Rakes “for good reason,” he becomes entitled to receive a lump sum salary continuation benefit equal to 2.99 times his average annual compensation includable in his annual gross income for the period of five years preceding the change in control. He also would be entitled to a continuation of certain executive benefits for 36 months and certain enhancements to his retirement benefits.

The amended and restated employment agreement for Mr. Rakes includes provisions stating that all payments under the agreement are intended either to be outside the scope of Internal Revenue Code Section 409 or to comply with its provisions.

Mr. Rakes’ employment agreement includes requirements that he never disclose the Company’s confidential information or use confidential information for any purpose that does not benefit the Company. The agreement also includes a clause providing that Mr. Rakes will not engage in competition with the Company for 24 months after termination of his employment, unless the termination was “for good reason” or by the Company “without cause” or if his employment is terminated following a change in control.

Employment Agreements with Mr. Denardo

Mr. Denardo has an executive employment agreement with the Company that is dated December 17, 2008, and which became effective on December 31, 2008. It was amended and restated again on March 11, 2015, effective January 1, 2015 (the “employment agreement”). Mr. Denardo’s employment agreement provides for his employment as the Company’s Executive Vice President and for his service in any executive or management position with the Company’s affiliates at an annual base salary of $360,000. Mr. Denardo’s employment agreement had a two-year term and continued for successive one-year terms unless either party had provided a one year notice of termination.

Mr. Denardo’s employment agreement states that compensation will be paid and benefits provided for 12 months if the Company terminates his employment “without cause” or if the he resigns “for good reason,” as those terms are defined in the employment agreement. “Cause” and “for good reason” are defined in the same manner as in Mr. Rakes’ employment agreement described above. If Mr. Denardo were to be terminated without cause or resign for good reason after a change in control, he would receive a salary continuance benefit equal to two times his average annual compensation for the five most recent tax years. He would also be entitled to a continuation of benefits for 24 months following termination. Change in control is defined using the same terms as in Mr. Rakes’ employment agreement.

The employment agreement for Mr. Denardo contain provisions requiring the executive officer to maintain the confidentiality of Company information. The agreement provides that Mr. Denardo will not compete with the Company for 12 months after ceasing employment with the Company, unless the termination is by the Company “without cause,” by the executive officer “for good reason” or following a change in control.

The following table provides additional information concerning payments to executive officers upon termination or change in control, assuming this occurred on December 31, 2016.

Name	Benefit	Before Change in Control Termination Without Cause or Resignation For Good Reason ($)		After Change in Control Termination Without Cause or Resignation For Good Reason ($)		Long Term Incapacity ($)		Death ($)
James G. Rakes(1)	Post-Termination Compensation	1,512,600		2,727,112		1,512,600		189,075
	Welfare & Executive Benefits Continuation	70,619		105,982		70,619		8,827
	Officers Salary Continuation Plan(2)	135,161	(3)	135,161	(4)	135,161	(5)	135,161	(6)
F. Brad Denardo	Post-Termination Compensation	417,000		675,683		---		---
	Welfare & Executive Benefits Continuation	22,057		44,144		---		---
	Officers Salary Continuation Plan	68,541	(3)	82,886	(4)	70,730	(5)	90,000	(6)

(1)

If he is terminated without cause or leaves for good reason after a change in control, Mr. Rakes will be entitled to receive an additional retirement benefit equal to the actuarial equivalent of the additional amount he would have earned under the National Bankshares, Inc. Retirement Income Plan had it accumulated for four more years of service.

(2)	Mr. Rakes’ payments under the Officers Salary Continuation Plan will increase from the stated amount with the addition of interest from December 31, 2009 to his actual retirement date.
(3)	The Officers Salary Continuation Plan early termination benefit is an annual amount commencing at normal retirement payable to the officer for the longer of life or to the officer’s beneficiary for up to 15 years.
(4)	The Officers Salary Continuation Plan change of control benefit is an annual amount commencing at termination payable to the officer for the longer of life or to the officer’s beneficiary for up to 15 years.
(5)	The Officers Salary Continuation Plan disability benefit is an annual amount commencing at normal retirement payable to the officer for the longer of life or to the officer’s beneficiary for 15 years.
(6)	The Officers Salary Continuation Plan death benefit is an annual amount commencing at death payable to the officer’s beneficiary for 15 years.

Retirement Plans

Bankshares maintains several qualified and nonqualified employee benefit plans for employees of participating employees in the plans. These benefit plans are described below.

Qualified Retirement Plans

National Bankshares, Inc. Retirement Income Plan. Until December 31, 2001, NBB maintained a tax-qualified, noncontributory defined benefit retirement plan for qualified employees called the National Bank of Blacksburg Retirement Income Plan (the “NBB Plan”). Effective on December 31, 2001, the NBB Plan was amended; its name was changed to the National Bankshares, Inc. Retirement Income Plan (the “NBI Plan”); and the Bank of Tazewell County Employee Pension Plan (the “BTC Plan”) was merged into the NBI Plan. The NBB (now NBI) Plan became effective on February 1, 1984, when NBB amended and restated its previous pension plan. This plan covers all officers and employees of NBI and its subsidiaries who have reached age twenty-one and have had one year of eligible service on the January 1 or July 1 enrollment dates. Employee benefits are fully vested after five years of service, with no partial vesting. Prior to the December 31, 2001 plan amendment, retirement benefits at the normal retirement age of sixty-five were calculated at 66% of the employee’s average monthly compensation multiplied by the number of years of service, up to a maximum of twenty-five years. After December 31, 2001, retirement benefits at the normal retirement age were calculated at 1.75% of average monthly compensation multiplied by the number of years of service, up to thirty-five years. Added to this is .65% of “excess monthly average compensation” (defined in the NBI Plan as the amount of the average monthly compensation that is in excess of a participant’s monthly Social Security covered compensation, generally the rounded average of the Social Security taxable wage bases) multiplied by the number of years of service, up to thirty-five years. The benefit formula was amended again in 2008 to reduce the benefit formula for future accruals to 1.00% of monthly compensation, multiplied by the number of years of service up to thirty five years. Average monthly compensation is determined by averaging compensation over the five highest paid consecutive years in the employee’s final ten years of employment. Retirement benefits under the NBI Plan are normally payable in the form of a straight life annuity, with ten years guaranteed; but other payment options may be elected. Benefits accrued by participants in the NBB Plan and in the BTC Plan prior to December 31, 2001, will be calculated based upon compensation and service under the old NBB and BTC Plan formulas. Benefits accrued by participants after January 1, 2002, are calculated under the NBI Plan formulas. The compensation covered by the NBI Plan includes the total of all amounts paid to a participant for personal services reported on the participant’s federal income tax withholding statement (Form W-2), except that earnings were limited to $200,000, indexed for the cost of living, until 1994. In 1994, the earnings limit was decreased to $150,000, which is indexed for the cost of living after 1994. For 2016, the limit on compensation was $265,000.

National Bankshares, Inc. Employee Stock Ownership Plan. Bankshares sponsors a non-contributory Employee Stock Ownership Plan (the “ESOP”), in which NBB and NBFS were participating employers for 2016. All full-time employees who are over the age of 21 and who have been employed for one year are eligible to participate. Contributions under the ESOP are discretionary for each participating employer and participants are not permitted to make contributions to the plan. Contributions are allocated to a participant’s account based upon a participant’s covered compensation, which is W-2 compensation. The contributions are fully vested after three years.

National Bankshares, Inc. Retirement Accumulation Plan. Bankshares sponsors the NBI Retirement Accumulation Plan which qualifies under IRS Code Section 401(k) (the “401(k) plan”). For 2016, NBB and NBFS were participating employers. All full-time employees who have six months of service and who are over the age of 21 are eligible to participate. Participants may contribute up to 100% of their total annual compensation to the plan, subject to IRS deferral annual dollar limits. Employee contributions are matched by the employer at 100% for the first 4% of salary contributed and at 50% of the next 2% of salary contributed. Employees are fully vested at all times in contributions and employer match sums.

Nonqualified Retirement Plans

Bank Directors Deferred Compensation Plan. From 1985 to 1989 NBB maintained a voluntary deferred compensation plan for its directors, which permitted a director to defer receipt of a portion of director’s fees for a period of five years. NBB purchased life insurance on all of the participants in amounts that, in the aggregate, actuarially funded its future liabilities under the program. While the insurance policies were purchased to fund the directors’ deferred compensation plan, there is no obligation to use any insurance proceeds from policy loans or death benefits to curtail the deferral compensation liability. Under the terms of the plan, at age 65, a participant or beneficiary receives 120 monthly benefit payments. The plan also provides for 120 monthly payments to the participant’s beneficiary in the event of the participant’s death prior to age 65. Mr. Rakes became entitled to receive 120 months of payments of $1,610.50 beginning at age 65. In 2016, there were no contributions to the Bank Directors’ Deferred Compensation Plan. The plan had no earnings. Mr. Rakes began receiving monthly payments on September 1, 2009. Those payments are included in “All Other Compensation” in the Summary Compensation Table above.

Officers Salary Continuation Plan. In early 2006, Bankshares and its subsidiaries entered into salary continuation agreements with a select group of Company and subsidiary bank officers, including Mr. Rakes, Mr. Skeens, Mr. Denardo and Ms. Ramsey. Effective January 1, 2012, Bankshares’ subsidiary entered into a salary continuation agreement with Mr. Hunter. The Salary Continuation Plan benefits are funded by investments in bank subsidiary-owned life insurance policies on the lives of the participating officers. The officers and their beneficiaries are unsecured creditors of NBI and of NBB with respect to the benefits under the Salary Continuation Plan.

Each of the salary continuation agreements, except for Mr. Rakes’, provides an annual benefit for the participating officer at normal retirement age (age 65) while in the active service of the Company. In Mr. Rakes’ case, the salary continuation agreement was amended on December 17, 2008 to provide that benefits will be payable to him upon his separation from service after reaching the normal retirement age (age 65). At the time of the amendment, Mr. Rakes’ benefit was equal to 30.0% of 2005 salary, adjusted for inflation. Starting in 2009, his benefit has been adjusted annually based on his then current salary. It is equal to 25.0% of 2008 annual compensation adjusted for inflation, for Mr. Denardo, 25.0% of 2012 annual compensation, adjusted for inflation, for Mr. Skeens and 23.1% of 2016 annual compensation, adjusted for inflation, for Ms. Ramsey. The benefit is payable for the greater of 15 years or the officer’s lifetime. If the officer dies before receiving the annual benefit for 15 years, the benefit is paid to his or her beneficiary for the remainder of that period. A reduced benefit is available upon the officer’s early termination if he or she is 50 years of age or older, upon disability or upon a change in control of the officer’s employer. “Early termination,” “disability” and “change in control” are defined in the salary continuation agreements. A death benefit that is equal in amount to the annual retirement benefit is paid to the officer’s beneficiary for 15 years in the event of the officer’s death while an active employee. No benefit is payable if the officer is terminated for cause, as that term is defined in the agreements.

The amended salary continuation agreement with Mr. Rakes provides that he would have received annual payments of $106,268 if he had left the Company at his normal retirement age in 2009. Upon Mr. Rakes’ separation from service, his benefit will increase by adding interest for each full month between his normal retirement and his actual separation from service. The method for calculating this interest is specified in the amended salary continuation agreement. Mr. Skeens’ agreement provides that he will be paid $65,940 annually at his normal retirement in 2031. Under his agreement, Mr. Denardo will be paid annual payments of $72,488 at his normal retirement in 2017. Ms. Ramsey’s agreement provides that she will be paid $42,000 annually at her normal retirement in 2033. Mr. Hunter’s salary continuation plan agreement is no longer in effect because Mr. Hunter’s employment with the Company terminated on June 2, 2016.

In 2016, Bankshares’ subsidiary entered into a new and additional salary continuation agreement with Mr. Denardo (the “2016 Agreement”). The 2016 Agreement provides an additional annual benefit for Mr. Denardo at normal retirement age (defined as age 70) that is payable for the greater of 15 years or the executive’s lifetime and provides for similar provisions related to beneficiaries and reduced or elimination of benefits upon occurrence of certain events. The benefit is based on a percentage (3.8%) of his projected average five year final salary at age 70 and assumes a current salary of $426,000 with 4.0% annual increases. The benefit vests 25% at December 31, 2017 and then 15% for each of the five subsequent years. The 2016 Agreement with Mr. Denardo provides that he will receive an additional annual payment of $17,512.00 beginning July 2, 2022.

Pension Benefits Table

The following table provides additional information about the pension benefits from the National Bankshares, Inc. Retirement Income Plan and from the Officers Salary Continuation Plan for Mr. Rakes, Mr. Skeens, Mr. Denardo, Mr. Hunter and Ms. Ramsey.

Pension Benefits Table
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)(1)	Payments During Last Fiscal Year ($)
James G. Rakes	NBI Retirement Income	34	3,116,223	---
	Officers Salary Continuation	n/a	1,384,811	---
David K. Skeens	NBI Retirement Income	26	306,018	---
	Officers Salary Continuation	n/a	107,598	---
F. Brad Denardo	NBI Retirement Income	33	1,410,565	---
	Officers Salary Continuation	n/a	746,461	---
Bryson J. Hunter	NBI Retirement Income	4	43,144	---
	Officers Salary Continuation	n/a	---	---
Lara E. Ramsey	NBI Retirement Income	20	171,534	---
	Officers Salary Continuation	n/a	63,515	---

(1)

For the NBI Retirement Income Plan, based on December 31, 2016 disclosure assumptions: 4.00% interest, RP –2000 Combined Mortality. For the Officers Salary Continuation Plan, based on 2016 assumptions: 5.50% interest.

Mr. Rakes has reached normal retirement age under the National Bankshares, Inc. Retirement Income Plan and is eligible to receive his full benefit upon retirement. Mr. Denardo is eligible for early retirement under the Plan. Early retirement is defined as having reached age 55, with five years of participation in the Retirement Income Plan. Upon early retirement, vested benefits are reduced by multiplying the full retirement benefit by an early payment factor that ranges from 41.29% at age 55 to 90.76% at age 64.

Nonqualified Deferred Compensation Table

The following table supplies detailed information about nonqualified deferred compensation plans for Mr. Rakes.

Nonqualified Deferred Compensation Table
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
James G. Rakes
Capital Accumulation Plan	---	---	55,255	---	2,034,551
Directors Deferred Compensation Plan	---	---	---	19,326	---

RISK FROM COMPENSATION POLICIES AND PRACTICES

FOR ALL EMPLOYEES

National Bankshares, Inc. has determined that its conservative compensation policies and practices for all employees are unlikely to create risks that are reasonably likely to have a materially adverse effect on the Company. Substantially all of the compensation paid to the Company’s employees in 2016 was in the form of salary. The only exception to this rule in the past has been the bonus payments that are a part of Mr. Rakes’ compensation package, which is discussed in “Compensation Discussion and Analysis” above, and a small percentage of incentive compensation paid by NBFS. While Mr. Rakes’ annual bonus is a large component of his compensation, the Board believes that the historical performance of the Company during Mr. Rakes’ tenure while the bonus program has been in effect reflects that the bonus plan, as implemented by the Board, has not and is not likely to create risks that are reasonably likely to harm the Company. Rather, this compensation element has proven to be beneficial in enhancing the Company’s success. The Company utilizes a formal salary administration structure that limits annual salary increases to predetermined percentages within salary ranges that are established for each position.

NOMINATING COMMITTEE

The Company has a standing Nominating Committee that was chaired by Dr. Miller in 2016. Mr. Peery, Dr. Dooley and Dr. Shuler served on the Committee. Each of these directors was independent. The Nominating Committee’s sole function is to review and recommend nominees for the Board of Directors. A current copy of the Committee’s Charter is available on the Company’s web site at www.nationalbankshares.com under the “Corporate Governance” tab. The Nominating Committee does not have a specific policy with regard to the consideration of any director candidates recommended by stockholders, because the Committee will evaluate all candidates for directors using the same criteria, regardless of the source of the referral. Stockholders wishing to refer director candidates to the Nominating Committee should do so in writing mailed by first class mail to the Committee, c/o National Bankshares, Inc., P. O. Box 90002, Blacksburg, VA 24062-9002.

In considering candidates for director, the Nominating Committee seeks individuals who meet the following minimum criteria that are set forth in the Committee’s Charter. The candidate must be an individual of the highest character and integrity. He or she must be able to work well with others and must be free of any conflict of interest that would violate law or regulation or interfere with the proper performance of a director’s responsibilities. The candidate should be willing to devote sufficient time to the business of the Board. Finally, he or she should have the capacity to represent the best interests of the stockholders as a whole in a balanced way. The Nominating Committee insures that the Board of Directors will have a sufficient number of independent directors to fill all Board and Committee positions that require independent directors. In addition, the Nominating Committee seeks directors who have good business experience as well as directors who have experience in academia and public service. The Committee looks for directors who are knowledgeable about and who reside in the locations in which the Company and its subsidiaries do business and who have the ability and willingness to refer new business to the Company. While there is no formal policy regarding consideration of diversity in identifying director nominees, the Nominating Committee seeks candidates who reflect the Company’s belief that gender and ethnic diversity provide additional perspectives that are helpful to the Board of Directors. As a result, the Nominating Committee considers the additional diversity a candidate may add to the overall membership mix of the Board to be a positive factor in the selection of a nominee. The Board believes that its policy of seeking diverse Directors has been moderately successful.

The Nominating Committee actively solicits the names of potential Board candidates from the directors and officers of Bankshares and, as stated here, will consider candidates suggested by stockholders. Information about potential candidates is sought from diverse sources, and the Nominating Committee compares the experience, expertise and personal qualities of the potential candidates with the experience, expertise, and personal qualities that are identified as being desirable for the Board of Directors at any given time.

AUDIT COMMITTEE REPORT

The Audit Committee has a charter that was last amended on February 11, 2004. The Charter reflects standards set forth in SEC regulations and NASDAQ Listing Rules, and it is posted on the Company’s web site at www.nationalbankshares.com.

The Audit Committee monitors the integrity of the Bankshares financial reporting process and its systems of internal controls concerning finance, accounting and legal compliance. Each of the Audit Committee members satisfies the definition of an independent director as established in the listing standards for the NASDAQ Stock Market. Although each member of the Audit Committee has extensive business experience, the Committee has identified Dr. Lewis as the financial expert, because he has a background which involves financial oversight responsibilities. Dr. Lewis oversaw the preparation of financial statements in his past role as President of New River Community College. He previously served as the College’s Chief Financial Officer. In 2016, the Audit Committee was comprised of Dr. Lewis (Chair), Mr. Ball, Dr. Dooley, Mr. Rakes (ex-officio) and Mr. Reynolds.

The Audit Committee is responsible for overseeing the Company’s overall financial reporting process. In fulfilling its oversight responsibilities for the financial statements for fiscal year 2016, the Audit Committee:

●	Monitored the preparation of quarterly and annual financial reports by the Company’s management;

●      Reviewed and discussed the annual audit process and the audited financial statements for the fiscal year ended December 31, 2016 with management and YHB, the Company’s independent registered public accountant;

●       Discussed with management, YHB and the Company’s Corporate Auditor the adequacy of the system of internal controls;

●       Discussed with YHB the matters required to be discussed by the auditing standards of the Public Accounting Oversight Board, including Auditing Standard No. 16, relating to the conduct of the audit; and

●       Received written disclosures and a letter from YHB as required by the applicable requirements of the Public Accounting Oversight Board regarding YHB’s communications with the Audit Committee concerning independence. The Audit Committee discussed with YHB its independence.

●       Conducted an assessment of the Company’s relationship with YHB and evaluated YHB’s performance and the quality of audits.

●      Sought and evaluated requests for proposals from three independent auditing firms, including YHB, that provide audit expertise and guidance over internal controls for financial institutions, particularly community banks.

The following fees were paid to Yount, Hyde & Barbour, P.C., Certified Public Accountants & Management Consultants, for services provided to Bankshares for the years ended December 31, 2016 and December 31, 2015. The Audit Committee determined that the provision of non-audit services by Yount, Hyde & Barbour did not compromise the firm’s ability to maintain its independence.

Principal Accounting Fees and Services

	2016		2015
	Fees ($)	Percentage	Fees ($)	Percentage
Audit fees	125,350	79%	122,340	77%
Audit-related fees	23,500	15%	23,550	15%
Tax fees	8,750	6%	12,500	8%
	157,600	100%	158,390	100%

Audit fees: Audit and review services and review of documents filed with the SEC.

Audit-related fees: Employee benefit plan audits and consultation concerning financial accounting and reporting standards.

Tax fees: Preparation of federal and state tax returns, review of quarterly estimated tax payments and consultation concerning tax compliance issues.

The Audit Committee meets and specifically approves in advance the provision of all services of Yount, Hyde & Barbour, P.C.

EXPENSES OF SOLICITATION

The cost of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, directors, officers and regular employees of the Company, NBB and NBFS may solicit proxies personally or by telephone, telegraph, facsimile, or other electronic means without additional compensation. It is contemplated that brokerage houses and nominees will be requested to forward proxy solicitation material to the beneficial owners of the stock held of record by such persons, and the Company may reimburse them for their charges and expenses in this connection.

2018 STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the proxy materials of Bankshares for the 2018 Annual Meeting of Stockholders, a stockholder proposal intended to be presented at the Meeting must be delivered to Bankshares’ headquarters at 101 Hubbard Street, Blacksburg, Virginia, 24060, or received by mail at P.O. Box 90002, Blacksburg, Virginia 24062-9002, no later than December 1, 2017. The Company’s bylaws provide that a stockholder must give timely advance notice in writing to the Chairman, President and CEO, James G. Rakes, in order to bring business before an Annual Meeting of Stockholders, if the proposal is not to be included in the Company’s proxy statement. To bring business before the 2018 Annual Meeting, a stockholder notice must be delivered to 101 Hubbard Street, Blacksburg, 24060, or received by mail at P.O. Box 90002, Blacksburg, Virginia 24062-9002, no later than April 9, 2018. Other than the proposals contained in this proxy statement, the Board of Directors has not received timely notice of any other matter that may come before the 2017 Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Lara E. Ramsey
Corporate Secretary

Blacksburg, Virginia

March 30, 2017

BANKSHARES IS PROVIDING STOCKHOLDERS WITH A COPY OF THE ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2016, INCLUDING FINANCIAL STATEMENTS (BUT NOT INCLUDING EXHIBITS), FREE OF CHARGE, WITH THIS PROXY STATEMENT. STOCKHOLDERS AS OF THE RECORD DATE MAY OBTAIN ADDITIONAL COPIES OF THE FORM 10-K AND COPIES OF EXHIBITS TO THE FORM 10-K BY MAKING A WRITTEN REQUEST TO: LARA E. RAMSEY, CORPORATE SECRETARY, NATIONAL BANKSHARES, INC., P.O. BOX 90002, BLACKSBURG, VIRGINIA 24062-9002.

NATIONAL BANKSHARES, INC. 101 Hubbard Street Blacksburg, VA 24060 P.O. Box 90002 Blacksburg, VA 24062-9002 PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD

OF DIRECTORS

The undersigned hereby appoints Lindsay Coleman, of Blacksburg, Virginia and L. Allen Bowman of Blacksburg, Virginia, or each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of Common Stock of National Bankshares, Inc. held of record by the undersigned on March 15, 2017, at the Annual Meeting of Stockholders to be held on May 9, 2017, or at any adjournments thereof.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The Board of Directors recommends you vote FOR the following:

To withhold authority to vote for any individual nominee (s), mark "For All Except" and write the name (s) of the nominees (s) on the line below.

Vote on Directors
1.	Election of Two Class 1 Directors to serve a term of one year each until the 2018 Annual Meeting.	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
		☐	☐
Nominees:
Michael E. Dye
J. Lewis Webb, Jr.

2.	Election of Two Class 2 Directors to serve a term of two years each until the 2019 Annual Meeting.	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
		☐	☐
Nominees:
F. Brad Denardo
Norman V. Fitzwater, III

3.	Election of Four Class 3 Directors to serve a term of three years each until the 2020 Annual Meeting.	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
		☐	☐
Nominees:
Charles E. Green, III
Mildred R. Johnson
William A. Peery
James C. Thompson

The Board of Directors recommends you vote (iv) FOR the non-binding advisory vote to approve the compensation of our named executive officers; (v) FOR 1 YEAR in the non-binding advisory vote on the frequency of non-binding stockholder votes to approve the compensation of the named executive officers; and (vi); FOR the ratification of the appointment of Yount, Hyde, & Barbour, P.C. as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017.

Vote on Proposals			FOR	AGAINST	ABSTAIN
4.	Cast a non-binding advisory vote to approve the compensation of our named executive officers.		☐	☐	☐
		1 YEAR	2 YEARS	3 YEARS	ABSTAIN
5.	Cast a non-binding advisory vote on the frequency of non-binding stockholder votes to approve the compensation of our named executive officers.	☐	☐	☐	☐
			FOR	AGAINST	ABSTAIN
6.	Ratification of the appointment of Yount, Hyde & Barbour P.C. as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017.		☐	☐	☐

When properly executed, this proxy will be voted in the manner directed by the undersigned stockholder. If no direction is made the proxy will be voted "for" Proposals 1, 2, 3, 4 and 6 and will be voted for "1 year" in Proposal 5 as set forth above.

Please sign exactly as your name appears below. Joint owners should each sign personally. When signing as attorney, executor, trustee, guardian or other fiduciary, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature	Date	Signature if held jointly	Date

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING

THE ENCLOSED POSTAGE-PAID ENVELOPE.